Exhibit 99.1



               Brookline Bancorp Announces 2006 Second
              Quarter Earnings and Dividend Declarations


    BROOKLINE, Mass.--(BUSINESS WIRE)--July 20, 2006--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today its earnings for the 2006 second quarter and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share and an extra dividend of $0.20 per share payable August 15, 2006 to stockholders of record on July 31, 2006.
    The Company earned $4,929,000, or $0.08 per share on a basic and diluted basis, for the quarter ended June 30, 2006 compared to $5,441,000, or $0.09 per share on a basic and diluted basis, for the quarter ended June 30, 2005. There were no after-tax securities gains in the 2006 quarter compared to $166,000 in the 2005 quarter. Excluding securities gains, the $346,000, or 6.6%, decline in net income was attributable primarily to the adverse consequences of the current interest rate environment and a reduction in dividend income resulting from a change in policy by the Federal Home Loan Bank of Boston ("FHLB") regarding the timing of its declaration of dividends. The negative effect of these factors on net income was softened by the additional earnings resulting from the purchase of a controlling interest in Eastern Funding LLC ("Eastern").
    Net income for the six months ended June 30, 2006 was $10,326,000, or $0.17 per share on a basic and diluted basis, compared to $10,973,000, or $0.18 per share on a basic and diluted basis, for the six months ended June 30, 2005. Included in the 2006 and 2005 six month periods were after-tax securities gains of $358,000 and $547,000, respectively. Excluding securities gains, the $458,000, or 4.4%, decline in net income was attributable primarily to the same factors mentioned above regarding the quarterly operating results.
    On April 13, 2006, the Company through its wholly-owned subsidiary, Brookline Bank, completed a merger agreement increasing its ownership interest in Eastern from 28.3% to 86.7% through a cash payment of approximately $16.3 million, including transaction costs. Goodwill of $6.7 million and amortizable intangible assets of $1.1 million were recognized as part of the acquisition. Eastern specializes primarily in the financing of coin-operated laundry, dry cleaning and grocery store equipment in the greater metropolitan New York area and selected other locations in the Northeast. Since its founding by Michael J. Fanger in 1997, Eastern has originated over $300 million of high yielding loans and experienced an excellent credit history. The fair value of the loans acquired was $106.8 million and the total of loans outstanding at June 30, 2006 was $117.6 million. Mr. Fanger continues to serve as the chief executive officer of Eastern and he, along with a family member and two senior officers of Eastern, own the 13% minority interest position. After consideration of foregone income on the cash paid to make the acquisition, Eastern contributed approximately $300,000 to the after-tax earnings of the Company in the 2006 second quarter.
    Interest rate spread has been declining steadily from 2.52% in the 2005 second quarter to 2.17% in the 2006 first quarter and 2.14% in the 2006 second quarter. These declines resulted from a more rapid increase in the average rates paid on deposits and borrowed funds than the increase in the average rates earned on assets. While interest income was 26% higher in the 2006 second quarter than in the 2005 second quarter, interest expense rose 68% between the two quarterly periods. This significant increase in expense resulted primarily from the rate setting actions of the Federal Reserve, increased competition for deposits and a shift in the mix of deposits. Customarily, higher rates are paid on certificates of deposit than on transaction accounts. Certificates of deposit comprised 58% of total retail deposits at June 30, 2006 compared to 55% at December 31, 2005 and 48% at June 30, 2005. As to asset yields, rates earned on mortgage loans typically are higher than the rates earned on the Company's other interest-earning assets. It should be noted, however, that mortgage loan pricing has been subjected to increased competitive pressure and, as a result, it has become increasingly difficult to incorporate the rise in funding costs into the pricing of new mortgage loan originations. Due in part to this development, the average balance of mortgage loans outstanding was $15.5 million lower in the 2006 second quarter than in the 2005 second quarter and $15.4 million lower than in the 2006 first quarter.
    Commencing in June 2004 and extending through the end of June 2006, the Board of Governors of the Federal Reserve System approved 17 rate increases of 0.25% each in the federal funds rate for overnight borrowings between banks. As a result of these rate setting actions and trends in the economy, a flat yield curve evolved. This has caused the Company's net interest income to shrink. Improvement in net interest income will continue to be difficult to achieve until an upward slope in the yield curve starts to develop.
    The trend in net interest margin has been similar to that in interest rate spread, although it has started to stabilize as is evident from continuation in the 2006 second quarter of the same 3.11% rate experienced in the 2006 first quarter. The second quarter rate was aided by the inclusion of the high yielding Eastern loan portfolio.
    The Company is hopeful that the average yield on its assets will improve as a result of the Eastern acquisition and the hiring of two experienced commercial loan officers who will be responsible for growing the Company's commercial loan portfolio. Lending to commercial enterprises can be rewarding not only because the loans are typically priced at attractive rates and on a variable rate basis, but also because of the deposits that accompany the lending relationships. Meaningful improvements in the Company's earnings as a result of these initiatives will take some time to occur.
    The provision for loan losses declined from $957,000 in the 2005 quarter to $859,000 in the 2006 quarter and from $1,611,000 in the 2005 six month period to $1,607,000 in the 2006 six month period. Of these amounts, $623,000, $757,000, $1,327,000 and $1,505,000, respectively, related to the indirect automobile loan portfolio which grew from $369 million at the end of 2004 to $459 million at the end of 2005 and $520 million at June 30, 2006. Net charge-offs in that portfolio in the six month periods ended June 30, 2006 and 2005 were $899,000 and $556,000, respectively, or 0.36% and 0.28%, respectively, of average indirect automobile loans outstanding during those periods. Indirect automobile loans delinquent more than 30 days were $5.6 million, or 1.07% of the portfolio, at June 30, 2006 compared to $5.5 million, or 1.21% of the portfolio, at December 31, 2005.
    The provision for loan losses for the 2006 second quarter included $177,000 related to the Eastern loan portfolio. Loans delinquent more than 30 days were $1.0 million, or 0.85%, of the Eastern portfolio at June 30, 2006. In the 2006 six month period, $75,000 was credited to income due primarily to the reduction of mortgage loans outstanding and payments made on loans acquired in connection with the acquisition of Mystic Financial, Inc. ("Mystic") in January 2005. The 2005 six month provision included $284,000 due primarily to the assignment of higher risk ratings to certain loans acquired in the Mystic transaction. The Company's non-performing assets remained modest at $1.2 million, or 0.05% of total assets, at June 30, 2006. The allowance for loan losses was $24.8 million at that date, or 1.38% of total loans.
    In the 2006 second quarter, the FHLB changed the timing of its declaration of dividends on its common stock. As a result, no dividend was declared by the FHLB in the second quarter and, accordingly, no income was recognized by the Company in that period. It is expected that the FHLB will declare dividends in the 2006 third quarter that are equivalent to two quarterly periods, provided no events occur that would cause the FHLB to decide not to declare such dividends. The amount of dividends recognized by the Company in the first quarter of 2006 and 2005 was $307,000 and $217,000, respectively, and $237,000 in the 2005 second quarter.
    The lower amounts of non-interest income in the 2006 periods compared to the 2005 periods were due primarily to a decline in mortgage loan prepayment fees from $1,145,000 in the 2005 six month period to $124,000 in the 2006 six month period. Offsetting much of this decline was the fact that no merger/conversion expenses were incurred in the 2006 period compared to $893,000 of such expenses in the 2005 period. Excluding merger/conversion expenses, the increase in non-interest expenses in the 2006 periods compared to the 2005 periods was due primarily to the inclusion of Eastern's expenses commencing in the 2006 second quarter, the expenses related to a new branch that opened in April 2006 and the hiring of new loan officers.
    The extra dividend of $0.20 per share to be paid on August 15, 2006 is the seventh time since August 2003 that the Board of Directors has approved such a payment. The aggregate amount paid, over $83 million or $1.40 per share, represents a return of capital to stockholders rather than a distribution of earnings. The payout of semi-annual extra dividends has been an effective means to reduce the Company's excess capital in a measured way and to treat all stockholders equally. While it is the intent of the Board of Directors to continue to return capital to stockholders through payment of an extra dividend semi-annually, the magnitude of any future payment will be considered in light of changing opportunities to deploy capital effectively, including the repurchase of Company common stock and expansion of the Company's business through acquisitions.
    The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                   (In thousands except share data)

                                  June 30,   December 31,   June 30,
                                    2006         2005        2005
                                 -----------  ----------- -----------
             ASSETS
---------------------------------
Cash and due from banks          $   17,528   $   15,507  $   17,558
Short-term investments              107,950      102,888     163,762
Securities available for sale       358,029      374,906     339,189
Securities held to maturity
 (market value of $359, $423
  and $875, respectively)               354          410         857
Restricted equity securities         28,567       23,081      23,081
Loans                             1,803,791    1,636,755   1,608,295
Allowance for loan losses           (24,838)     (22,248)    (22,175)
                                  ----------  ----------- -----------
   Net loans                      1,778,953    1,614,507   1,586,120
                                  ----------  ----------- -----------
Other investment                          -        4,662       4,527
Accrued interest receivable           9,931        9,189       8,315
Bank premises and equipment, net      9,920       10,010      11,507
Other real estate owned                   -            -       1,400
Deferred income tax asset            11,679       11,347       8,623
Prepaid income taxes                  2,610            -       2,986
Goodwill                             42,316       35,615      35,597
Identified intangible assets          9,486        9,471      10,656
Other assets                          4,042        3,111       1,968
                                 -----------  ----------- -----------
   Total assets                  $2,381,365   $2,214,704  $2,216,146
                                 ===========  =========== ===========

 LIABILITIES AND STOCKHOLDERS'
              EQUITY
---------------------------------
Retail deposits                  $1,171,967   $1,168,307  $1,145,995
Brokered deposits                    68,096            -           -
Borrowed funds                      512,127      411,507     427,277
Subordinated debt                    12,155       12,218      12,280
Mortgagors' escrow accounts           5,693        5,377       5,121
Income taxes payable                      -          630           -
Accrued expenses and other
 liabilities                         18,778       14,215      12,351
                                 -----------  ----------- -----------
   Total liabilities              1,788,816    1,612,254   1,603,024
                                 -----------  ----------- -----------

Minority interest in subsidiary       1,257            -           -
                                 -----------  ----------- -----------

Stockholders' equity:
  Preferred stock, $0.01 par
   value; 50,000,000 shares
   authorized; none issued                -            -           -
  Common stock, $0.01 par value;
   200,000,000 shares authorized;
   62,989,384 shares issued             630          630         630
  Additional paid-in capital        506,293      512,338     511,918
  Retained earnings, partially
   restricted                       108,645      121,042     132,497
  Accumulated other comprehensive
   loss                              (2,549)      (1,577)       (287)
  Treasury stock, at cost -
   1,405,611 shares issued          (18,144)     (18,144)    (18,144)
  Unearned compensation -
   recognition and retention
   plans                                  -       (8,103)     (9,591)
  Unallocated common stock held
   by ESOP - 657,123 shares,
   685,161 shares and 715,489
   shares issued, respectively       (3,583)      (3,736)     (3,901)
                                 -----------  ----------- -----------
     Total stockholders' equity     591,292      602,450     613,122
                                 -----------  ----------- -----------

                                 -----------  ----------- -----------
     Total liabilities and
      stockholders' equity       $2,381,365   $2,214,704  $2,216,146
                                 ===========  =========== ===========

               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income
                   (In thousands except share data)

                         Three months ended       Six months ended
                              June 30,                June 30,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Interest income:
  Loans                   $28,151     $22,356     $52,202     $44,079
  Debt securities           3,640       2,644       7,259       4,911
  Marketable equity
   securities                  30          76          63         150
  Restricted equity
   securities                   2         239         311         458
  Short-term
   investments              1,326       1,009       2,438       1,855
                       ----------- ----------- ----------- -----------
   Total interest
    income                 33,149      26,324      62,273      51,453
                       ----------- ----------- ----------- -----------

Interest expense:
  Retail deposits           8,385       5,354      15,831       9,912
  Brokered deposits           637           -         637           -
  Borrowed funds            6,213       3,672      11,057       7,053
  Subordinated debt           225         168         431         304
                       ----------- ----------- ----------- -----------
   Total interest
    expense                15,460       9,194      27,956      17,269
                       ----------- ----------- ----------- -----------
Net interest income        17,689      17,130      34,317      34,184
Provision for loan
 losses                       859         957       1,607       1,611
                       ----------- ----------- ----------- -----------
   Net interest income
    after provision
    for loan losses        16,830      16,173      32,710      32,573
                       ----------- ----------- ----------- -----------

Non-interest income:
  Fees and charges            961       1,206       1,535       2,053
  Gains on securities,
   net                          -         259         558         853
  Other income (loss)         (51)        113          17         290
                       ----------- ----------- ----------- -----------
   Total non-interest
    income                    910       1,578       2,110       3,196
                       ----------- ----------- ----------- -----------

Non-interest expense:
  Compensation and
   employee benefits        5,089       3,979       9,435       8,291
  Occupancy                   766         685       1,559       1,390
  Equipment and data
   processing               1,522       1,596       2,940       3,186
  Advertising and
   marketing                  269         251         455         455
  Merger/conversion             -         511           -         893
  Amortization of
   identified
   intangibles                569         593       1,096       1,185
  Other                     1,231         954       2,216       1,894
                       ----------- ----------- ----------- -----------
   Total non-interest
    expense                 9,446       8,569      17,701      17,294
                       ----------- ----------- ----------- -----------

Income before income
 taxes and minority
 interest                   8,294       9,182      17,119      18,475
Provision for income
 taxes                      3,298       3,741       6,726       7,502
                       ----------- ----------- ----------- -----------
   Net income before
    minority interest       4,996       5,441      10,393      10,973

Minority interest in
 earnings of
 subsidiary                    67           -          67           -
                       ----------- ----------- ----------- -----------
   Net income             $ 4,929     $ 5,441     $10,326     $10,973
                       =========== =========== =========== ===========

Earnings per common
 share:
   Basic                  $  0.08     $  0.09     $  0.17     $  0.18
   Diluted                   0.08        0.09        0.17        0.18

Weighted average common
  shares outstanding
   during the period:
   Basic               60,363,461  60,086,614  60,336,646  59,984,623
   Diluted             61,082,113  60,866,872  61,066,784  60,771,324

               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                        Average Yields / Costs

                                          Three months ended June 30,
                                          ----------------------------
                                                     2006
                                          ----------------------------
                                                               Average
                                            Average   Interest yield/
                                            balance      (1)    cost
                                          ----------- -------- -------
                                             (Dollars in thousands)
Assets
-----------------------------------------
Interest-earning assets:
  Short-term investments                  $  109,539  $ 1,326   4.86 %
  Debt securities (2)                        355,854    3,728   4.19
  Equity securities (2) (3)                   30,604       44   0.57
  Mortgage loans (4)                       1,088,971   17,426   6.40
  Commercial loans - Eastern Funding (4)     111,875    3,022  10.80
  Other commercial loans (4)                  67,465    1,140   6.76
  Indirect automobile loans (4)              517,906    6,509   5.04
  Other consumer loans (4)                     2,981       54   7.25
                                           ---------- --------
   Total interest-earning assets           2,285,195   33,249   5.82 %
                                                      -------- ------
Allowance for loan losses                    (24,624)
Non-interest earning assets                  106,097
                                          -----------
   Total assets                           $2,366,668
                                          ===========

Liabilities and Stockholders' Equity
-----------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                           $   91,160       56   0.25 %
   Savings accounts                          118,965      486   1.64
   Money market savings accounts             218,833    1,301   2.38
   Retail certificates of deposit            668,202    6,542   3.93
                                          ----------- --------
     Total retail deposits                 1,097,160    8,385   3.07
 Brokered certificates of deposit             47,639      637   5.36
                                          ----------- --------
     Total deposits                        1,144,799    9,022   3.16
  Borrowed funds                             529,105    6,213   4.65
  Subordinated debt                           12,176      225   7.28
                                          ----------- --------
     Total interest bearing liabilities    1,686,080   15,460   3.68 %
                                                      -------- ------
Non-interest-bearing demand
 checking accounts                            62,735
Other liabilities                             23,817
                                          -----------
     Total liabilities                     1,772,632
Stockholders' equity                         594,036
                                          -----------
     Total liabilities and stockholders'
      equity                              $2,366,668
                                          ===========
Net interest income (tax equivalent
 basis)/interest rate spread (5)                       17,789   2.14 %
                                                               ======
Less adjustment of tax exempt income                      100
                                                      --------
Net interest income                                   $17,689
                                                      ========
Net interest margin (6)                                         3.11 %
                                                               ======


                                          Three months ended June 30,
                                         -----------------------------
                                                     2005
                                         -----------------------------
                                                               Average
                                           Average    Interest yield/
                                           balance       (1)    cost
                                         ------------ -------- -------
                                            (Dollars in thousands)
Assets
-----------------------------------------
Interest-earning assets:
  Short-term investments                   $  142,570  $ 1,009  2.84 %
  Debt securities (2)                         339,102    2,671  3.15
  Equity securities (2) (3)                    31,513      343  4.36
  Mortgage loans (4)                        1,104,434   16,857  6.11
  Commercial loans - Eastern Funding (4)            -        -     -
  Other commercial loans (4)                   75,013    1,104  5.89
  Indirect automobile loans (4)               415,010    4,341  4.20
  Other consumer loans (4)                      3,044       54  7.10
                                            ---------- --------
   Total interest-earning assets            2,110,686   26,379  4.99 %
                                                       -------- -----
Allowance for loan losses                     (21,526)
Non-interest earning assets                   101,438
                                           -----------
   Total assets                            $2,190,598
                                           ===========

Liabilities and Stockholders' Equity
-----------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                            $  101,296       42  0.17 %
   Savings accounts                           159,875      554  1.39
   Money market savings accounts              274,155    1,043  1.53
   Retail certificates of deposit             531,164    3,715  2.81
                                           ----------- --------
     Total retail deposits                  1,066,490    5,354  2.01
 Brokered certificates of deposit                   -        -     -
                                           ----------- --------
     Total deposits                         1,066,490    5,354  2.01
  Borrowed funds                              413,234    3,672  3.52
  Subordinated debt                            12,299      168  5.40
                                           ----------- --------
     Total interest bearing liabilities     1,492,023    9,194  2.47 %
                                                       -------- -----
Non-interest-bearing demand
 checking accounts                             69,188
Other liabilities                              14,770
                                           -----------
     Total liabilities                      1,575,981
Stockholders' equity                          614,617
                                           -----------
     Total liabilities and stockholders'
      equity                               $2,190,598
                                           ===========
Net interest income (tax equivalent
 basis)/interest rate spread (5)                        17,185  2.52 %
                                                                =====
Less adjustment of tax exempt income                        55
                                                       --------
Net interest income                                    $17,130
                                                       ========
Net interest margin (6)                                         3.26 %
                                                                =====

(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.
(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.
(3) The Federal Home Loan Bank ("FHLB") changed the timing of its declaration of dividends on its common stock. As a result, no dividend was declared by the FHLB in the second quarter of 2006 and, accordingly, no income was recognized by the Company in that period. It is expected that the FHLB will declare dividends in the third quarter that are equivalent to two quarterly periods, provided no events occur that would cause the FHLB to decide not to declare such dividends. The amount of dividends and income recognized by the Company in the first quarter of 2006 and 2005 was $307,000 and $237,000, respectively, and $217,000 in the second quarter of 2005.
(4) Loans on non-accrual status are included in average balances.
(5) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
               Selected Financial Ratios and Other Data

                                       Three months      Six months
                                           ended            ended
                                         June 30,         June 30,
                                     ----------------- ---------------
                                        2006     2005    2006    2005
                                     -------- -------- ------- -------

Performance Ratios (annualized):
Return on average assets               0.83 %   0.99 %  0.90 %  1.01 %
Return on average stockholders=
 equity                                3.32 %   3.54 %  3.47 %  3.56 %
Interest rate spread                   2.14 %   2.52 %  2.15 %  2.55 %
Net interest margin                    3.11 %   3.26 %  3.10 %  3.28 %

Dividends paid per share during
 period                              $0.085   $0.085   $0.37   $0.37

                                             At        At       At
                                            June    December   June
                                             30,       31,      30,
                                            2006      2005     2005
                                         ---------  -------- ---------
                                          (dollars in thousands except
                                                 per share data)
Capital Ratio:
Stockholders= equity to total assets       24.83 %   27.20 %   27.67 %

Asset Quality:
Non-performing loans                     $   341   $   480   $   227
Non-performing assets                      1,156       973     1,916
Allowance for loan losses                 24,838    22,248    22,175
Allowance for loan losses as a percent
 of total loans                             1.38 %    1.36 %    1.38 %
Non-performing assets as a percent of
 total assets                               0.05 %    0.04 %    0.09 %

Per Share Data:
Book value per share                     $  9.60   $  9.78   $  9.95
Tangible book value per share               8.76      9.05      9.20
Market value per share                     13.77     14.17     16.26



    CONTACT: Brookline Bancorp, Inc.
             Paul R. Bechet, 617-278-6405